EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harland Clarke Holdings Corp. Announces Launch of Offering of Senior Secured Notes and Senior Unsecured Notes

San Antonio, TX - (Jan. 21, 2014) - Harland Clarke Holdings Corp. (the “Company”) announced today that Harland Escrow Corp., a wholly-owned subsidiary of the Company plans to issue $275 million in aggregate principal amount of senior secured notes due 2020 (the “senior secured notes”) and $590 million in aggregate principal amount of senior unsecured notes due 2021 (the “senior unsecured notes” and, together with the senior secured notes, the “notes”). The Company intends to use the net proceeds from the sale of the notes, as well as cash on hand and the borrowings under certain senior secured credit facilities, to fund its previously announced acquisition of Valassis Communications, Inc. (“Valassis”) (NYSE: VCI), repay certain outstanding indebtedness of the Company and Valassis, and pay for associated fees and expenses.
The notes are expected initially to be issued by Harland Escrow Corp. If the offering of the notes closes prior to the consummation of the Valassis acquisition, the gross proceeds of the offering will be deposited into an escrow account and the net proceeds of the offering will be released to the Company upon the consummation of the Valassis acquisition. If the closing of the Valassis acquisition has occurred at or prior to the time of the consummation of the offering of the notes, the Company will forgo the escrow procedures.
The notes will be guaranteed on a senior secured basis by each of our current and future subsidiaries that are guarantors or co-obligors under our senior secured credit facilities, and a number of such subsidiaries also are co-issuers of the notes.
The senior secured notes and the senior unsecured notes will be governed by separate indentures to be entered into by the issuers, the guarantors and Wells Fargo Bank, National Association, the trustee.
The notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Harland Clarke Holdings Corp.
Harland Clarke Holdings serves the financial, insurance and investment services industries, as well as education, big-box retailing, accounting software, commercial, government, and franchising. Harland Clarke Holdings Corp. is a wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc.
About Valassis
Valassis (NYSE: VCI) is a leader in intelligent media delivery and solutions. Valassis’s subsidiaries include Brand.net, a Valassis Digital Company, and NCH Marketing Services, Inc. RedPlum® is its consumer brand.
Contact:
Harland Clarke Holdings Corp.
Peter A. Fera, Jr.
Chief Financial Officer
210.697.1208 (o)